Purchase Agreement of Huacai

Party A:	Renmin Tianli Group Inc.
Party B:	Deng Changhua ID number: 422801196210203859
Ruan XiangIlan ID number: 420116196508153828

Party A is a NASDAQ listed company (stock code ABAC, hereinafter referred to as the listed company), and Party B owns the total shareholding of Enshi Huacai Agricultural Development Co., Ltd. The following agreement has been reached through friendly negotiation:

1.           Party A agrees to Invest In the acquisition of the full equity of Enshi Huacai Agricultural Development Co., Ltd. held by Party B. According to the evaluation of the professional value assessment agency, Enshi Huacai Agricultural Development Co., Ltd. has an appraisal benchmark value of approximately RMB 106.67 million as of June 30, 2018. In order to give Party A an appropriate purchase discount, the parties agree that the final transaction price is 90% of the assessment value, and the worth is RMB 90 million.

2.           Party A and Party B agree that the listed company shall issue the ordinary shares to Party B as the total payment consideration of Party B's equity in three times.

3.           Party A promises to complete the first payment to Party B within 20 working days after signing the formal agreement, and obtain 29% equity of Party B, including the completion of the stock issuance process and cash payment, of which, to Party B, Deng Changhua 500,000 shares, Ruan xianglian 500,000 shares, Liu Qirong 500,000 shares, Ma Qiaoling 300,000 shares, Guo Jialin 200,000 shares. The second payment to Party B will be completed within 20 working days after the completion of the first payment, and 29% of the equity of Party B will be obtained by Party A, including the completion of the stock issuance process and cash payment, and an additional 2 million shares will be issued to Party B. The third payment will be completed by the end of March 2019, and 3 million shares will be issued to Party B to obtain 42% of the equity of Party B by Party A. The final shareholding ratio of Party A in Enshi Huacai Agricultural Development Co., Ltd. will reach 100%. The total purchase price is determined by evaluation and audit, and the purchase price does not exceed the evaluation price.

Party B undertakes to complete all legal procedures for the transfer of equity to the company designated by Party A within 15 working days after the completion of all acquisitions, including but not limited to industrial and commercial changes.

4.           After Party A completes the first payment, Party A will add a designee of Party B to the board of directors of Party A.

5.           Party B promises that within three years, if Party A has a demand, Party B can help Party A to acquire more equities of Enshi Agricultural Industry Chain.

6.           The unfinished matters shall be settled through negotiation between the two parties.

7.           The time for signing the agreement: October 26, 2018.

8.           This agreement is in quadruplicate, and each party will keep two copies.

(There is no text below this is the agreement signing page)

Party A (signature)	/s/ Hanying Li

Party B (signature)	/s/ Deng Changhua

October 26, 2018